Exhibit 10.2

ESCROW AGREEMENT

This Escrow Agreement, as may be amended or modified from time to time pursuant hereto (this “Agreement”), is made and entered into as of May 22, 2012, by and among AngioDynamics, Inc., a Delaware corporation (the “Buyer”), Avista Capital Partners GP, LLC, a Delaware limited liability company (the “Sellers’ Representative”), and JPMorgan Chase Bank, National Association, as escrow agent (the “Escrow Agent”).

WHEREAS, the Buyer, the Sellers’ Representative, and certain other parties have entered into a Stock Purchase Agreement, dated as of January 30, 2012 (the “Purchase Agreement”);

WHEREAS, the Purchase Agreement contemplates that, at the Closing on the Closing Date (each, as defined in the Purchase Agreement), the Buyer will deposit $20,000,000 (the “Escrow Amount”) in cash or, if necessary, in a combination of cash and shares of the Buyer’s common stock, par value $0.01 per share (the “Buyer Common Stock”), into an escrow account for the purposes of establishing a source of funds to secure and satisfy (a) any amounts owed to the Buyer due to the Working Capital Estimate (as defined in the Purchase Agreement) exceeding the Final Working Capital (as defined in the Purchase Agreement) and (b) the indemnification obligations of the sellers set forth on Schedule A (each, a “Seller” and collectively, the “Sellers”) and the Company (as defined in the Purchase Agreement) to the Buyer pursuant to, and in accordance with, Articles X and XI of the Purchase Agreement (the “Escrow Fund”);

WHEREAS, the Escrow Agent agrees to hold and distribute the Escrow Fund in accordance with the terms of this Agreement; and

WHEREAS, pursuant to the Purchase Agreement, the Sellers’ Representative, for and on behalf of each Seller and, prior to the closing of the transactions contemplated by the Purchase Agreement, the Company, has full power and authority to represent each Seller and the Company with respect to all matters arising under this Agreement, and all actions taken by the Sellers’ Representative under this Agreement will be binding upon each Seller and the Company as if expressly ratified and confirmed in writing by each of them.

NOW, THEREFORE, in consideration of the foregoing, and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Appointment.  The Buyer and the Sellers’ Representative hereby appoint the Escrow Agent as their escrow agent for the purposes set forth in this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth in this Agreement.

2.           Escrow Amount.  At the Closing on the Closing Date, the Buyer will deposit, or cause to be deposited, with the Escrow Agent each of the Cash Escrow Amount (as defined below) and the Stock Escrow Amount (as defined below), if any, as set forth below.

(a)           Cash Escrow Amount.  The Buyer will deposit with the Escrow Agent, by wire transfer of immediately available funds, the maximum portion of the Escrow Amount possible to be paid in cash in accordance with Section 2.1(c) of the Purchase Agreement (the “Cash Escrow Amount”) to be held by the Escrow Agent in the Escrow Fund.

(b)           Stock Escrow Amount.  If the Cash Escrow Amount is less than the Escrow Amount, the Buyer will deposit with the Escrow Agent by personal delivery to the Escrow Agent at the address set forth in Section 10, a sealed envelope containing certificates representing a specified number of Buyer Stock Shares (as defined in the Purchase Agreement) whose value (as determined by the Buyer and the Sellers’ Representative in accordance with Section 2.1(c) of the Purchase Agreement) is equal to the difference between the Escrow Amount and the Cash Escrow Amount, rounded down to the nearest whole number of shares (the “Stock Escrow Amount”), accompanied by stock powers duly executed by the Sellers in blank, to be held by the Escrow Agent in the Escrow Fund.  The Escrow Agent will not own, or have any interest in, any shares contained in the Stock Escrow Amount, but will have custodial possession of any shares (and stock powers) contained in the Stock Escrow Amount as the escrow holder thereof.  The Escrow Agent hereby agrees to receive the Stock Escrow Amount in the form specified in the first sentence of this Section 2(b), and to hold the Stock Escrow Amount in the Escrow Fund without investment, subject to the terms and conditions of this Agreement until the Stock Escrow Amount is delivered in accordance with Section 4 of this Agreement.  The Escrow Agent shall not be responsible for the Stock Escrow Amount when not in the Escrow Agent’s possession.  The Escrow Agent shall exercise the due care and diligence with respect to the Stock Escrow Amount as is required by law to be exercised by a bank custodian holding its customer’s property.  The Escrow Agent will store the Stock Escrow Amount in its usual safekeeping facility, and will have no duty to keep it in an environmentally controlled area.  The Escrow Agent shall have no liability for any damage to the Stock Escrow Amount, including damage caused by environmental conditions, such as heat or moisture, or by exposure to magnetic materials.  In no event shall the Escrow Agent be responsible for any tax reporting or filing with regard to Stock Escrow Amount.  The Escrow Agent is only holding the Stock Escrow Amount for safekeeping purposes, and shall not otherwise have any obligations or duties related to the Stock Escrow Amount.

Each Seller will be entitled (i) to vote those shares contained in the Stock Escrow Amount, subject to any voting restrictions set forth in the Stockholders Agreement, by and among the Buyer and certain of the Sellers and their affiliates, dated as of the date hereof (the “Stockholders Agreement”), and (ii) to receive any dividends or distributions on those shares contained in the Stock Escrow Amount that, in each case, are held for such Seller’s account, determined based upon the Seller Percentage (as defined below) of such Seller, rounded to the nearest whole share.  Each Seller also will be entitled to participate in any tender or exchange offer in respect of the shares contained in the Stock Escrow Amount; provided, that the proceeds or securities from any such tender or exchange offer will be deposited (in a sealed envelope in the case of securities) by the Buyer or Sellers’ Representative and held by the Escrow Agent as part of the Stock Escrow Amount in the Escrow Fund and included for all purposes hereunder as part of the Stock Escrow Amount.

The Buyer will notify the Escrow Agent of each of the Closing Date, the Cash Escrow Amount, and the Stock Escrow Amount, if any, no less than one (1) Business Day (as defined below) prior to the Closing Date.  The Escrow Agent will hold the Escrow Amount and the Investment Proceeds (as defined below) in the Escrow Fund and otherwise subject to the terms and conditions of this Agreement.  The Escrow Agent will acknowledge receipt of the Escrow Amount in writing to the Buyer and the Sellers’ Representative.

3.           Investment of Escrow Fund.

(a)           Investments.  During the term of this Agreement, the Cash Escrow Amount (together with any Investment Proceeds thereon) shall be invested in a JPMorgan Cash Compensation Account (“Cash Compensation Account”), or a successor or similar investment offered by the Escrow Agent, except as otherwise instructed in writing signed by both the Buyer and the Sellers’ Representative (a “Joint Instruction”) and as acceptable to the Escrow Agent.  Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions.  The interest, earnings, and other distributions or gains on the Cash Escrow Amount, and the proceeds of any investment or reinvestment in respect of the Cash Escrow Amount, are referred to herein as “Investment Proceeds”.  Instructions to make any other investment (“Alternative Investment”) must be made pursuant to a Joint Instruction, which Joint Instruction shall specify the type and identity of the investments to be purchased and/or sold.  The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations, or those of any affiliated entity.  The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder, including, without limitation, charging any reasonable, customary and applicable agency fee typically charged by the Escrow Agent or such affiliate in connection with each transaction.  Market values, exchange rates, and other valuations information (including, without limitation, market value, current value, or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Buyer and the Sellers’ Representative.  The Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investments, and makes no representation or warranty, express or implied, as to the accuracy of any such valuations, or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.  Each of the Buyer and the Sellers’ Representative recognizes and agrees that the Escrow Agent will not provide supervision, recommendations, or advice relating to either the investment of monies held in the Escrow Fund or the purchase, sale, retention, or other disposition of any investment described in this Agreement.  The Escrow Agent will not have any liability for (i) any loss sustained as a result of any investment made pursuant to the terms of this Agreement, or as a result of any liquidation of any investment prior to its maturity, or (ii) the failure of either the Buyer or the Sellers’ Representative to give the Escrow Agent instructions to invest or reinvest the Cash Escrow Amount (or any Investment Proceeds thereon).  The Escrow Agent will have the right to liquidate any investments held in order to provide funds necessary to make the required payments under this Agreement.

(b)           Investment Proceeds and Statements.  The Escrow Agent, within fifteen (15) Business Days after the end of each calendar month, will send to each of the Buyer and the Sellers’ Representative (at their respective notice addresses set forth in Section 10) a statement of holdings and transactions with respect to the Escrow Fund in form and substance customarily provided by the Escrow Agent to clients, which statement will include, without limitation, any Investment Proceeds received during such calendar month in respect of the Escrow Fund and the type(s) and source(s) of such Investment Proceeds.  Unless otherwise provided by the Buyer, the value for the Stock Escrow Amount reflected on such statements shall be $0 or N/A.

4.           Disbursement and Termination of Escrow Fund

(a)           Disbursement of the Purchase Price Adjustment.  If the Working Capital Estimate exceeds the Final Working Capital, the Escrow Agent will release first from the Cash Escrow Amount portion of the Escrow Fund, and second, only to the extent necessary in the event that there is insufficient cash then remaining in the Escrow Fund, from the Stock Escrow Amount portion of the Escrow Fund, within three (3) Business Days following the Escrow Agent’s receipt of a Joint Instruction, to the Buyer, by wire transfer of immediately available funds to the account specified in such Joint Instruction and/or by overnight courier of stock certificates (and the accompanying stock powers) to the address specified in such Joint Instruction, an amount equal to the lesser of (i) such excess and (ii) $2,500,000.  The Escrow Agent shall not be responsible for performing any formulaic calculations hereunder and shall be provided with an amount to be released.

(b)           Disbursement and Termination of the Escrow Fund.

(i)           Claims.  If, at any time, and from time to time, during the period from the date of this Agreement through July 15, 2013 (the “Claims Period”), any of the Buyer Indemnitees (as defined in the Purchase Agreement) suffers a Loss for which such person is entitled to indemnification pursuant to Article X or XI of the Purchase Agreement (a “Claim”), the Buyer will deliver a signed written notice of the Claim to the Escrow Agent and the Sellers’ Representative (a “Claim Notice”) specifying (A) the nature of the Claim, (B) the good faith estimated amount of damages to which the applicable Buyer Indemnitees believe they are, in the aggregate, entitled pursuant to the Purchase Agreement (the “Claimed Amount”), and (C) payment delivery instructions.  The Buyer also shall deliver to the Escrow Agent written proof of delivery to the Sellers’ Representative of a copy of such Claim Notice (which proof may consist of a photocopy of the registered or certified mail or overnight carrier receipt, or the signed receipt if delivered by hand).  The Buyer’s delivery of a Claim Notice also will be deemed to constitute the applicable Buyer Indemnitee’s “Claims Notice” pursuant to Section 10.4(b) of the Purchase Agreement.  Upon receipt of a Claim Notice, the Escrow Agent will segregate from the Escrow Fund an amount equal to the lesser of (A) the Claimed Amount and (B) the balance of the Escrow Fund not otherwise held in respect of a Disputed Amount (as defined below).  In furtherance thereof, the Escrow Agent will segregate amounts from the Escrow Fund first from the Cash Escrow Amount portion of the Escrow Fund, and second, only to the extent necessary in the event that there is insufficient cash then remaining in the Escrow Fund, shall be directed to release from the Stock Escrow Amount portion of the Escrow Fund.

(ii)           Responses.  Within fifteen (15) Business Days following receipt by the Sellers’ Representative of a Claim Notice (the “Response Period”), the Sellers’ Representative, acting in good faith, will, by signed written notice to the Escrow Agent and the Buyer, either (A) concede liability for the Claimed Amount in whole, or (B) deny liability for, or otherwise dispute, the Claimed Amount in whole or in part (the “Response

Notice”).  If the Sellers’ Representative fails to deliver a Response Notice within the Response Period, the Sellers’ Representative will be deemed to have conceded the Claimed Amount in full.  If the Sellers’ Representative does not deny liability with respect to any portion of a Claimed Amount in the applicable Response Notice, the Sellers’ Representative will be deemed to have conceded liability with respect to that portion of such Claimed Amount.  The portion of the Claimed Amount for which the Sellers’ Representative has conceded, or is deemed to have conceded, liability is referred to in this Agreement as the “Agreed Amount”, and the portion of the Claimed Amount for which the Sellers’ Representative has denied liability, or which is disputed, is referred to in this Agreement as the “Disputed Amount”.

(iii)           Payment of Claims.  The Escrow Agent will release from the Escrow Fund, within three (3) Business Days following either the receipt of the Response Notice or the expiration of the Response Period, to the applicable Buyer Indemnitees, by wire transfer of immediately available funds to the account specified in the applicable Claim Notice and/or by overnight courier of stock certificates (and the accompanying stock powers) to the address specified in the applicable Claim Notice, the Agreed Amount in respect of such Claim Notice.  The Escrow Agent will retain in the Escrow Fund any Disputed Amount until such time as the Escrow Agent receives either (A) a Joint Instruction with respect to such Disputed Amount or (B) a final decision of a court of competent jurisdiction that is not subject to further appeal setting forth a final determination in respect of such Disputed Amount, which order shall be delivered by the prevailing party to the Escrow Agent together with a written instruction to the Escrow Agent Agent as to the disbursement of some or all of the Escrow Fund (a “Final Determination”).  The Escrow Agent will release amounts from the Escrow Fund pursuant to this Section 4(b)(iii), first from the Cash Escrow Amount portion of the Escrow Fund, and second, only to the extent necessary in the event that there is insufficient cash then remaining in the Escrow Fund, from the Stock Escrow Amount portion of the Escrow Fund.

(iv)           Disbursement of the Escrow Fund.  The Escrow Agent will release from the Escrow Fund, within three (3) Business Days following the end of the Claims Period, (A) to the Sellers, by wire transfers of immediately available funds to the accounts set forth on Schedule A in the respective percentages set forth opposite the Sellers’ names on Schedule A, rounded to the nearest cent (the “Seller Percentages”), the entirety of the then remaining Cash Escrow Amount and/or (B) to J.P. Morgan Private Bank, Attention:  Hillary Wright, at 500 Stanton Christiana Road, OPS 3/1, Newark, DE  19713, by personal delivery or overnight courier of the sealed envelope containing the entirety of the then remaining Stock Escrow Amount, in each case, less (i) any then remaining Disputed Amounts and (ii) any amounts with respect to which a Claim Notice was delivered within fifteen (15) Business Days of the end of the Claims Period that might become Disputed Amounts.  The aggregate amount of all Disputed Amounts and such Claimed Amounts will remain in the Escrow Fund following the termination of the Claims Period, and will not be released until such time, with respect to each Disputed Amount and such Claimed Amounts, as the Escrow Agent receives a Joint Instruction or a Final Determination directing the disbursement of such Disputed Amount or such Claimed Amount (which disbursement will be made within three (3) Business Days of the Escrow Agent’s receipt of such Joint Instruction or Final Determination).  In the event the Sellers’ Representative Expenses Amount is unavailable to satisfy in full all out-of-pocket fees and expenses (including legal, accounting, and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representative in connection with the Purchase Agreement and this Agreement, then, following the Claims Period and the satisfaction in full of any indemnity obligations of the Sellers pursuant to Article X or Article XI of the Purchase Agreement (including any such indemnification obligation relating to any Disputed Amount and any Claimed Amounts with respect to which a Claim Notice was delivered within fifteen (15) Business Days of the end of the Claims Period that might become Disputed Amounts), prior to any distribution of all or any portion of the Escrow Fund to the Sellers, the Sellers’ Representative will be entitled to reimbursement for such out-of-pocket fees and expenses and other obligations to or of the Sellers’ Representative out of such Escrow Fund to the extent that the Sellers’ Representative has provided written notice to the Escrow Agent requesting reimbursement of such out-of-pocket fees and expenses and other amounts prior to such distribution.

(v)           Termination of the Escrow Fund.  Following the disbursement of the entirety of the Escrow Fund pursuant to the immediately foregoing clause (iv), the Escrow Fund immediately and automatically will terminate, subject to the provisions of Sections 7 and 8(a).

(c)           Treatment of the Stock Escrow Amount Disbursements.  For purposes of determining the number of shares to be segregated or distributed by the Escrow Agent under Section 4(a) or (b), or to be withdrawn by the Escrow Agent under Section 8(b), the shares in the Stock Escrow Amount shall be valued based on the volume-weighted average of the per share trading prices of Buyer Common Stock as reported through Bloomberg (based on all trades in Buyer Common Stock and not an average of daily averages) for fifteen (15) consecutive full trading days ending on the Business Day immediately preceding the applicable segregation, distribution, or withdrawal date.  In the event any Buyer Stock Shares are to be distributed to the Buyer from the Stock Escrow Amount, (i) the Escrow Agent shall deliver to the Buyer the sealed envelope containing certificates representing the Buyer Stock Shares referenced in Section 2(b) (and the accompanying stock powers), (ii) the Buyer shall deliver such certificates (and the accompanying stock powers) to its transfer agent together with instructions for the transfer agent to issue new certificates representing Buyer Stock Shares (x) in the name of the Buyer in the amount to be distributed to the Buyer and (y) in the names of the Sellers for any amounts not so distributed, and (iii) the Buyer will then deposit with the Escrow Agent, as custodian, by personal delivery to the Escrow Agent at the address set forth in Section 10, a sealed envelope (the contents of which shall have been previously inspected by the Sellers' Representative and sealed in the presence of the Sellers' Representative) containing such new certificates in the names of the Sellers, which certificates shall be accompanied by stock powers of the Sellers duly executed in blank.  It is understood and agreed by the Buyer and the Sellers’ Representative that the Escrow Agent shall not be responsible for performing any formulaic calculations hereunder, and shall be instructed by the Buyer and the Sellers’ Representative to deliver the Stock Escrow Amount in accordance with the instructions it receives. Each of the Buyer and the Sellers’ Representative will have the obligation to, and agrees to, execute and deliver to the Escrow Agent such certificates, instruments, and instructions, and take such other actions, as the Escrow

Agent reasonably may request in order to give effect to the provisions of Sections 4 and 8 in connection with the distribution or withdrawal of shares.  The Sellers’ Representative will have the right to deposit with the Escrow Agent additional cash to be used in partial or full satisfaction of any amounts that otherwise would be payable out of the Stock Escrow Amount pursuant to the provisions of Sections 4(a), 4(b), and 8(b) (“Tendered Cash”).  Any deposit of Tendered Cash must be made by no later than three (3) Business Days prior to the applicable payment date, and must be preceded or accompanied by a written notice to each of the Escrow Agent and the Buyer specifying the payment to which the Tendered Cash relates.  Following any deposit of Tendered Cash, the Escrow Agent (i) will release to the Buyer, on the applicable payment date, the Tendered Cash, together with any additional amounts due out of the Cash Escrow Amount and/or Stock Escrow Amount, and (ii) will release to the Sellers, in accordance with their respective Seller Percentages, on, or as promptly as practicable following, the applicable payment date,a number of shares from the Stock Escrow Amount whose value (as determined in accordance with the first sentence of this Section 4(c)) is equivalent to the value of the Tendered Cash.

5.           Escrow Agent.

(a)           Escrow Agent’s Duties.  The Escrow Agent will have only such duties as are specifically and expressly provided in this Agreement, which duties will be deemed purely ministerial in nature, and no other duties will be implied.  The Escrow Agent will neither (i) be responsible for, or chargeable with, knowledge of, or have any requirements to comply with, the terms and conditions of any other agreement, instrument, or document, by and between the Buyer and the Sellers’ Representative in connection with this Agreement, including, without limitation, the Purchase Agreement and the Stockholders Agreement (each, an “Underlying Agreement”), nor (ii) be required to determine whether any person or entity has complied with any Underlying Agreement, nor (iii) have any additional obligations inferred from the terms of any Underlying Agreement even if reference to such Underlying Agreement is made in this Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of any Underlying Agreement, any schedule or exhibit attached to this Agreement, or any other agreement by and between the Buyer and the Sellers’ Representative, the terms and conditions of this Agreement will control.  The Escrow Agent may rely upon, and will not be liable for acting or refraining from acting in good faith upon, any written notice, document, instruction, or request furnished to the Escrow Agent under this Agreement that the Escrow Agent reasonably believes to be genuine and to have been signed or presented by the proper persons, without inquiry, and without requiring substantiating evidence of any kind.  The Escrow Agent will not be liable to the Buyer, the Sellers’ Representative, or any other person or entity for refraining, in good faith, from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Fund, or any portion thereof, unless such instruction has been delivered to the Escrow Agent in accordance with Section 11 and the Escrow Agent has been able to satisfy any applicable security procedures as may be required under Section 11.  The Escrow Agent has no duty to inquire into, or investigate, the validity, accuracy, or content of any such document, notice, instruction, or request.  The Escrow Agent has no duty to solicit any payments that may be due it or the Escrow Fund, including, without limitation, the Escrow Amount, nor will the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it under this Agreement.

(b)           Escrow Agent’s Liabilities.  The Escrow Agent will not be liable for any action taken, suffered, or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, bad faith, fraud, or willful misconduct was the primary cause of any loss to either the Buyer or the Sellers’ Representative.  The Escrow Agent may execute any of its powers and perform any of its duties under this Agreement either directly or through affiliates or agents.  The Escrow Agent may consult with counsel, accountants, and other skilled persons to be selected and retained by it.  The Escrow Agent will not be liable for any action taken, suffered, or omitted to be taken by it in good faith in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants, or other skilled persons.  In the event that the Escrow Agent is uncertain or believes there is some ambiguity as to its duties or rights under this Agreement, or receives instructions, claims, or demands from either the Buyer or the Sellers’ Representative that, in the Escrow Agent’s opinion, conflict with any of the provisions of this Agreement, the Escrow Agent will be entitled to refrain from taking any action, and its sole obligation will be to keep safely all property held in escrow until it receives a Joint Instruction that eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent.  Each of the Buyer and the Sellers’ Representative agrees to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Notwithstanding anything in this Agreement to the contrary, in no event will the Escrow Agent be liable for special, incidental, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.           Succession.

(a)           Resignation of Escrow Agent.  The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to each of the Buyer and the Sellers’ Representative specifying the date on which such resignation will take effect.  If the Buyer and the Sellers’ Representative have failed to appoint a successor escrow agent prior to the expiration of the thirty (30) calendar days following their receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment will be binding upon all of the parties to this Agreement.  The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires will be to hold the Escrow Fund (without any obligation to reinvest the same), and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations under this Agreement will cease and terminate, subject to the provisions of Sections 7 and 8(a).  The Escrow Agent will have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any reasonable out-of-pocket costs and expenses the Escrow Agent reasonably believes may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.  In the event of any such withholding by the Escrow Agent, the Buyer will reimburse the Sellers, in accordance with their respective Seller Percentages, for 50% of the amount so withheld, unless the amount so withheld was withdrawn from an Agreed Amount in which case the Sellers’ Representative, on behalf of the Sellers, will reimburse the Buyer for any amount so withheld from the Agreed Amount in excess of 50% of the total amount due to the Escrow Agent.

(b)           Successor to Escrow Agent.  Any entity into which the Escrow Agent may be merged or converted, or with which it may be consolidated, or any entity to which all or substantially all of the Escrow Agent’s escrow business may be transferred, will be the Escrow Agent under this Agreement without requiring any further act.

7.           Compensation and Reimbursement.  Subject to Section 13, the Buyer and the Sellers’ Representative (on behalf of the Sellers) agree jointly and severally (a) to pay the Escrow Agent the fees set forth in Schedule B, at the times specified on Schedule B and (b) to pay or reimburse the Escrow Agent upon request for all reasonable out-of-pocket expenses, disbursements, and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred or made by the Escrow Agent in connection with the performance of this Agreement.  All compensation and reimbursement of the Escrow Agent under this Agreement will be shared equally by the Buyer and the Sellers’ Representative.  The compensation and reimbursement obligations under this Section 7 will survive termination of this Agreement.

8.           Indemnification.

(a)           Indemnification of Escrow Agent.  The Buyer and the Sellers’ Representative (on behalf of the Sellers), jointly and severally, will defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, and reasonable out-of-pocket costs or expenses (including, without limitation, reasonable fees and expenses of outside counsel) (collectively, “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission, or error of the Indemnitee, except, in the case of any Indemnitee, to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the bad faith, fraud, gross negligence or willful misconduct of such Indemnitee, or (ii) the Escrow Agent’s following any instructions or other directions, whether joint or singular, from the Buyer or the Sellers’ Representative, except to the extent that its following any such instruction or direction is not in accordance with the terms of this Agreement.  The indemnity obligations set forth in this Section 8(a) will survive the resignation, replacement, or removal of the Escrow Agent, and the termination of this Agreement.

(b)           Lien Grant to Escrow Agent.  The Buyer and the Sellers’ Representative (on behalf of the Sellers), grant the Escrow Agent a lien on, a right of set-off against, and a security interest in, the Escrow Fund for the payment of any claim for indemnification, fees, expenses, and amounts due by either the Buyer or the Sellers’ Representation (on behalf of the Sellers) to the Escrow Agent or an Indemnitee pursuant to this Agreement.  In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but will not be obligated, to charge against and withdraw from the Escrow Fund for its own account, or for the account of an Indemnitee, any undisputed amounts actually due to the Escrow Agent or an Indemnitee under Section 6(a), 7 or 8(a) of this Agreement; provided, that the Escrow Agent must withdraw any such undisputed amounts first from the Cash Escrow Amount portion of the Escrow Fund, and second, only to the extent necessary in the event that there is insufficient cash then remaining in the Escrow Fund, from the Stock Escrow Amount portion of the Escrow Fund.  In the event of any such charge against or withdrawal by the Escrow Agent, the Buyer will reimburse the Sellers, in accordance with their respective Seller Percentages, for 50% of the amount so charged against or withdrawn, unless the amount so charged against or withdrawn was withdrawn from an Agreed Amount in which case the Sellers’ Representative, on behalf of the Sellers, will reimburse the Buyer for any amount so withheld from the Agreed Amount in excess of 50% of the total amount due to the Escrow Agent or an Indemnitee under Section 8(a).

9.           Patriot Act Disclosure, Taxpayer Identification Numbers, and Tax Reporting.

(a)           Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, each of the Buyer and the Sellers’ Representative acknowledges that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm each of the Buyer’s and the Sellers’ Representative’s identity, including, without limitation, name, address and organizational documents (collectively, “Identifying Information”).  Each of the Buyer and the Sellers’ Representative agrees to provide the Escrow Agent with, and consents to the Escrow Agent obtaining from third-parties, any such Identifying Information required as a condition of opening an account with, or using any service provided by, the Escrow Agent.

(b)           Certification and Tax Reporting.  Each of the Buyer and the Sellers’ Representative (on behalf of each of the Sellers) has provided the Escrow Agent with its fully executed Internal Revenue Service (“IRS”) Form W-8 or W-9, and/or other required documentation.  All Investment Proceeds earned under this Agreement will be reported for tax purposes by the Escrow Agent to the Sellers in accordance with the respective Seller Percentages as indicated in Schedule A. The Sellers will be responsible for all income taxes arising from or attributable to the Investment Proceeds unless such Investment Proceeds have been paid to the Buyer prior to the date of delivery of Internal Revenue Service Forms 1099 (or any successor forms) as described below, in which case the Buyer will be responsible for such income taxes.  The Escrow Agent will issue all Internal Revenue Service Forms 1099 (or any successor forms) relating to the Investment Proceeds to and in the name of the Sellers (pro rata in accordance with their Seller Percentages) unless such Investment Proceeds previously have been distributed to the Buyer, in which case the Escrow Agent will issue all such Internal Revenue Service Forms 1099 (or any successor forms) relating to such Investment Proceeds to the Buyer.  In order to permit the Sellers to satisfy their tax obligations hereunder, on January 31 of each year (or if such day is not a Business Day, on the next Business Day), the Escrow Agent also will deliver to each Seller, to the accounts set forth on Schedule A, an amount in cash out of the Escrow Fund equal to 45% of the Investment Proceeds earned in the prior year ended December 31 and reflected on such Seller’s Internal Revenue Service Form 1099.  The Escrow Agent will withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and will remit such taxes to the appropriate authorities.  Each of the Buyer and the Sellers’ Representative represents and warrants to the Escrow Agent that there is no sale or transfer of a United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement. To the extent the underlying transaction constitutes an installment sale requiring tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority, the Sellers’ Representative shall prepare and provide the Escrow Agent with a detailed schedule indicating the allocation of the disbursement amount from the Escrow Fund to the Sellers, among (i) principal, (ii) imputed interest to be reported on IRS Form 1099-INT and/or 1042S and / or (iii) Original Issue Discount (“OID”) to be reported on IRS Form 1099-OID, along with the relevant payee tax information, documentation, and proportionate interest thereof.

10.           Notices.  All communications under this Agreement will be in writing and except for communications from the Buyer and the Sellers’ Representative setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including, but not limited to, funds transfer instructions (all of which shall be specifically governed by Section 11 below) will be deemed to be duly given and received:  (a) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile, (b) on the next Business Day, if sent by overnight courier, or (c) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party to this Agreement may have furnished to the other parties to this Agreement in writing by registered mail, return receipt requested at the then effective address for such person under this Section 10.

If to the Buyer, to:	AngioDynamics, Inc.
14 Plaza Drive
Latham, New York 12110
Attention: Stephen A. Trowbridge, Vice President and General Counsel
Tel No.: (518) 795-1408
Fax No.: (518) 795-1401

with a copy (which will not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Attention: William P. Mills
Tel No.: (212) 504-6436
Fax No.: (212) 504-6666

If to the Sellers’ Representative, to:	Avista Capital Holdings, LP
65 East 55th Street, 18th Floor
New York, New York 10022
Attention: David Burgstahler and Ben Silbert
Tel No.: (212) 593-6958
Fax No.: (212) 593-6918

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention: Craig E. Marcus
Tel No.: (617) 951-7802
Fax No.: (617) 235-0514

If to the Escrow Agent, to:	JPMorgan Chase Bank, N.A.
Escrow Services
1 Chase Manhattan Plaza, 21st Fl
New York, NY 10005
Attention: Ilona Kandarova/ Andy Jacknick
Tel No.: (212) 552-2347
Fax No.: (212) 552-2812

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to subsection (a), (b) and (c) of this Section 10, such communications will be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, determines that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  “Business Day”, for purposes of this Agreement, means any day other than a Saturday, Sunday, or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11.           Security Procedures.  Notwithstanding anything to the contrary set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to, the transfer or distribution of funds, including, but not limited to, any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4, must be given to the Escrow Agent by confirmed facsimile, and no instruction for, or related to, the transfer or distribution of the Escrow Fund, or any portion thereof, will be deemed delivered and effective unless the Escrow Agent actually has received such instruction by facsimile at the number provided in Section 10, and as further evidenced by a confirmed transmittal to that number received by the sender.  In the event that funds transfer instructions are received by the Escrow Agent by facsimile, the Escrow Agent must seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule C, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.  If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule C, the Escrow Agent is hereby authorized both to receive written instructions from, and to seek confirmation of such instructions by telephone call-back to, any one or more of the Buyer’s or the Sellers’ Representative’s, as applicable, executive officers, (the “Executive Officers”), which will include any officer with a title of President, Managing Director, Vice President, General Counsel, Secretary, or Treasurer.  Such Executive Officer will deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Buyer or the Sellers’ Representative, as applicable, to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.  Each of the parties to this Agreement acknowledges that the security procedures set forth in this Section 11 are commercially reasonable.

12.           Compliance with Court Orders.  In the event that any amount of any of the Escrow Fund is attached, garnished, or levied upon by any court order, or the delivery thereof is stayed or enjoined by any court order, or any order, judgment, or decree is made or entered by any court order affecting any amount of any of the Escrow Fund, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, or decrees so entered or issued, with respect to which it is advised by legal counsel of its own choosing are binding upon it, whether with or without jurisdiction, and, in the event that the Escrow Agent obeys or complies with any such writ, order, or decree, the Escrow Agent will not be liable to the Buyer, the Sellers’ Representative, or any other person or entity by reason of such compliance, notwithstanding such writ, order, or decree being subsequently reversed, modified, annulled, set aside, or vacated.

13.           Expenses.  Except as otherwise expressly provided by this Agreement, solely as between the Buyer and the Sellers’ Representative, each of the Buyer and the Sellers’ Representative will bear and pay its own expenses (including, without limitation, all compensation and expenses of any legal counsel, financial advisors, consultants, actuaries, accountants, auditors, brokers, finders, and other intermediaries engaged by it) incurred in connection with this Agreement; provided, that all fees, costs, and expenses of the Escrow Agent under this Agreement will be borne by the Buyer and the Sellers’ Representative as set forth in Sections 7 and 8(a).

14.           Termination.  This Agreement, and each of the Buyer’s, the Sellers’ Representative’s, and the Escrow Agent’s obligations under this Agreement, will be terminated (a) automatically and immediately upon the termination of the last to be terminated of the Escrow Fund pursuant to Section 4 of this Agreement, or (b) as otherwise mutually agreed in writing by the Buyer and the Sellers’ Representative; provided, that each of the compensation and reimbursement obligations pursuant to Section 7 and the indemnity obligations pursuant to Section 8(a) will survive termination of this Agreement.

15.           Miscellaneous.  The provisions of this Agreement may be waived, altered, amended, or supplemented, in whole or in part, only by a writing signed by each of the Buyer, the Sellers’ Representative, and the Escrow Agent.  Neither this Agreement, nor any right or interest under this Agreement, may be assigned in whole or in part by any of the Buyer, the Sellers’ Representative, or the Escrow Agent, except as provided in Section 6, without the prior consent of both of the other parties to this Agreement.  This Agreement shall be governed by and construed under the laws of the State of New York.  Each of the Buyer, the Sellers’ Representative, and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens, or any similar grounds, and irrevocably consents to service of process by mail or in any other manner permitted by applicable law, and consents to the jurisdiction of the courts located in the State of New York.  Each of the Buyer, the Sellers’ Representative, and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No party to this Agreement is liable to any other party to this Agreement for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond such party’s control. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in such jurisdiction will not invalidate or render unenforceable such provisions in any other jurisdiction.  Each of the Sellers is an intended third-party beneficiary of this Agreement.  Except for the Sellers, nothing herein expressed or implied is intended or will be construed to confer upon or to give any person other than the Escrow Agent, the Sellers’ Representative, the Buyer, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  Each of the Buyer, the Sellers’ Representative, and the Escrow Agent represents, warrants, and covenants that each document, notice, instruction, or request provided by such party to any other party to this Agreement will comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties to this Agreement to the fullest extent permitted by law, to the end that this Agreement will be enforced as written.  Except as expressly provided in Section 8(a), nothing in this Agreement, whether express or implied, may be construed to give to any person or entity other than the Buyer, the Sellers’ Representative, and the Escrow Agent any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Fund.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ANGIODYNAMICS, INC.

By:	/s/ D. Joseph Gersuk

Name:	D. Joseph Gersuk

Title:	EVP, Chief Financial Officer

AVISTA CAPITAL PARTNERS GP, LLC

By:	/s/ Ben Silbert

Name:	Ben Silbert

Title:	Authorized Signatory

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as The Escrow Agent

By:	/s/ Ilona Kandarova

Name:	Ilona Kandarova

Title:	Vice President